                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:


/ /  Preliminary Proxy Statement   / / Confidential, for Use of the Commission
                                       Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement


/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                         Allegheny Power System, Inc.
- - --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


- - --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):


/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.


/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:


/X/  Fee paid previously with preliminary materials.


/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                          ALLEGHENY POWER SYSTEM, INC.

                                    [LOGO]

                            NOTICE OF ANNUAL MEETING
                                OF STOCKHOLDERS
                           TO BE HELD ON MAY 11, 1995
                              AND PROXY STATEMENT

                                    [LOGO]

                              12 East 49th Street
                              New York, N.Y. 10017

                                                                   April 7, 1995

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of ALLEGHENY POWER SYSTEM, INC. will be held on the third floor of 270 Park Avenue, between 47th and 48th Streets, New York, N.Y., on Thursday, May 11, 1995, at 10:30 a.m., New York time, for the following purposes:

     (1) To elect directors to hold office until the next Annual Meeting of Stockholders and until their successors are duly chosen and qualified;

     (2) To consider and vote upon a proposal to eliminate cumulative voting;

     (3) To consider and vote upon a proposal to eliminate preemptive rights;

     (4) To approve the appointment of independent accountants;

     (5) To transact such other business as may properly come before the meeting or any adjournment thereof.

     Holders of record at the close of business on April 3, 1995, will be entitled to vote at the meeting.

                                     By Order of the Board of Directors,

                                                   EILEEN M. BECK
                                                                  Secretary

                                PROXY STATEMENT

     Proxies in the form enclosed are solicited by the Board of Directors of Allegheny Power System, Inc. (the Company), 12 East 49th Street, New York, New York 10017, for the Annual Meeting of Stockholders to be held on May 11, 1995. The proxy card provided each stockholder by the Company covers the total number of shares registered in his or her name and, in the case of participants in the Company's Dividend Reinvestment and Stock Purchase Plan, the shares held for his or her account under the Plan. A proxy may be revoked at any time prior to its exercise by written notice to the Company, by submission of another proxy bearing a later date or by voting in person at the meeting.


     At the close of business on April 3, 1995, there were outstanding 119,677,751 shares of Common Stock, each entitled to one vote. In elections of directors, each holder entitled to vote is entitled to as many votes as shall equal the number of shares held multiplied by the number of directors to be elected and may cast all of such votes for a single director or may distribute them among the number of directors to be elected or any two or more of them. There are no conditions precedent to the exercise of such cumulative voting rights.



     The presence in person or by proxy of the holders of record of a majority of the outstanding shares of Common Stock entitled to vote constitutes a quorum. The affirmative vote of a majority of all the votes entitled to be cast is required for the election of each director and for approval of the appointment of Price Waterhouse LLP as independent accountants. Abstentions are counted only for purposes of determining whether a quorum is present. Broker non-votes are not treated as votes nor are they calculated in determining the existence of a quorum. The affirmative vote of at least two-thirds of all the votes entitled to be cast is required for approval of the elimination of cumulative voting and preemptive rights.


     The approximate date on which the proxy statement and form of proxy are first being sent or given to stockholders is April 7, 1995. The Annual Report for 1994 has already been mailed to stockholders.

ELECTION OF DIRECTORS

     At the meeting eleven directors are to be elected to hold office until the next Annual Meeting of Stockholders and until their respective successors are duly chosen and qualified. The proxies received, unless marked to the contrary, will be voted for the election of the following persons, all of whom are now directors of the Company and are the nominees of the Board of Directors at this election, or, if considered desirable, cumulative voting rights will be exercised by the proxy holders to elect as many of such nominees as possible. The Board of Directors does not expect that any of the nominees will become unable to serve as a director, but if that should occur for any reason prior to the meeting, the proxy holders reserve the right to name another person of their choice.

                  DIRECTORS, PRINCIPAL OCCUPATION,                                     DIRECTOR
                        OTHER DIRECTORSHIPS,                                           OF THE
                    BUSINESS EXPERIENCE, AND 1994                                      COMPANY
               BOARD AND COMMITTEE MEETINGS ATTENDANCE                     AGE          SINCE
- - ---------------------------------------------------------------------      ---         -------
ELEANOR BAUM 3 4                                                           54            1988
  Dean of The Albert Nerken School of Engineering of The Cooper Union
  for the Advancement of Science and Art. Director of Avnet, Inc. and
  United States Trust Company, Commissioner of the Engineering
  Manpower Commission, a fellow of the Institute of Electrical and
  Electronic Engineers, member of Board of Governors, New York
  Academy of Sciences, and President, American Society of Engineering
  Education.
  Attendance: 22 of 22.

                  DIRECTORS, PRINCIPAL OCCUPATION,                                     DIRECTOR
                        OTHER DIRECTORSHIPS,                                           OF THE
                    BUSINESS EXPERIENCE, AND 1994                                      COMPANY
               BOARD AND COMMITTEE MEETINGS ATTENDANCE                     AGE          SINCE
- - ---------------------------------------------------------------------      ---         -------
WILLIAM L. BENNETT 1 5                                                     45            1991
  Chairman, HealthPlan Services Corporation, a leading managed health care services company. Formerly, Chairman, Director, and Chief
  Executive Officer of Noel Group, Inc. Director of Belding Heminway
  Company, Inc., Global Natural Resources Inc., Lincoln Snacks
  Company, Noel Group, Inc., Simmons Outdoor Corporation, and Sylvan,
  Inc.
  Attendance: 11 of 12.

KLAUS BERGMAN 2 3 5                                                        63            1985
  Chairman of the Board and Chief Executive Officer of the Company
  and its principal subsidiaries.
  Attendance: 14 of 14.

WENDELL F. HOLLAND                                                         43            1994
  Of Counsel, Law Firm of Reed, Smith, Shaw & McClay. Formerly,
  Partner, Law Firm of LeBoeuff, Lamb, Greene & MacRae, and
  Commissioner of the Pennsylvania Public Utility Commission.
  Attendance: 3 of 3. 6

PHILLIP E. LINT 1 3 5                                                      65            1989
  Retired. Formerly partner, Price Waterhouse.
  Attendance: 17 of 17.

EDWARD H. MALONE 3                                                         70            1985
  Retired. Formerly Vice President of General Electric Company and
  Chairman, General Electric Investment Corporation. Director of
  Fidelity Group of Mutual Funds, General Re Corporation, and Mattel,
  Inc.
  Attendance: 10 of 13.

FRANK A. METZ, JR.2 3 4                                                    60            1984
  Retired. Formerly Senior Vice President, Finance and Planning, and
  Director of International Business Machines Corporation, a
  manufacturer and distributor of information systems equipment and services. Director of Monsanto Company and Norrell Corporation.
  Attendance: 20 of 22.

ALAN J. NOIA2                                                              48            1994
  President and Chief Operating Officer of the Company and Allegheny
  Power Service Corporation. Director of the Company's other principal subsidiaries. Formerly, President of The Potomac Edison
  Company.
  Attendance: 3 of 3. 6

STEVEN H. RICE 2 3 4 5                                                     51            1986
  Bank consultant and attorney-at-law. Director and Vice Chairman of the Board of Stamford Federal Savings Bank. Formerly, President and
  Director of The Seamen's Bank for Savings and Director of Royal
  Group, Inc.
  Attendance: 25 of 25.

                  DIRECTORS, PRINCIPAL OCCUPATION,                                     DIRECTOR
                        OTHER DIRECTORSHIPS,                                           OF THE
                    BUSINESS EXPERIENCE, AND 1994                                      COMPANY
               BOARD AND COMMITTEE MEETINGS ATTENDANCE                     AGE          SINCE
- - ---------------------------------------------------------------------      ---         -------
GUNNAR E. SARSTEN 5                                                        58            1992
  Chairman and Chief Executive Officer of MK International. Formerly,
  President and Chief Operating Officer of Morrison Knudsen
  Corporation, President and Chief Executive Officer of United
  Engineers & Constructors International, Inc., (now Raytheon
  Engineers & Constructors, Inc.), and Deputy Chairman of the Third
  District Federal Reserve Bank in Philadelphia.
  Attendance: 10 of 10.

PETER L. SHEA 1                                                            62            1993
  Managing Director of Hydrocarbon Energy, Inc., a privately owned oil and gas development drilling and production company and an
  Individual General Partner of Panther Partners, L.P., a closed-end non-diversified management company.
  Attendance: 12 of 12.


- - ------------

1 Member of Audit Committee.
2 Member of Executive Committee.
3 Member of Finance Committee.
4 Member of Management Review Committee.
5 Member of New Business Committee.
6 Elected September 8, 1994.

COMPENSATION OF DIRECTORS


     Each of the directors is also a director of the following subsidiaries of the Company: Monongahela Power Company, The Potomac Edison Company, West Penn Power Company, (System companies) and Allegheny Power Service Corporation. In 1994, directors who were not officers or employees (outside directors) received for all services to System companies (a) $16,000 in retainer fees, (b) $800 for each committee meeting attended, except Executive Committee meetings for which such fees are $200, and (c) $250 for each Board meeting of each System company attended. Under an unfunded deferred compensation plan, a director may elect to defer receipt of all or part of his or her director's fees for succeeding calendar years to be payable with accumulated interest when the director ceases to be such, in equal annual installments, or, upon authorization by the Board of Directors, in a lump sum. Effective January 1, 1995, in addition to the foregoing compensation, (a) the Chairperson of each committee other than the Executive Committee will receive an additional fee of $4,000 per year; (b) outside directors of the Company will receive 200 shares of Common Stock pursuant to the Allegheny Power System, Inc. Restricted Stock Plan for Outside Directors; and (c) under the Allegheny Power System Board of Directors Retirement Plan, outside directors will receive an annual pension equal to the retainer fee paid to them at the time of their retirement, providing the director has at least five years of service and, except under special circumstances, serves until age 65.


BOARD OF DIRECTORS AND CERTAIN COMMITTEE MATTERS

     The Board of Directors has Audit, Finance, Management Review, and New Business Committees. The Audit Committee makes recommendations to the Board with respect to auditing matters, including the employment of independent accountants and the handling of the annual audit of the books and accounts of the Company and its subsidiaries. It met three times in 1994. The Management Review Committee, which is made up of outside directors only, makes recommendations to the Board on certain matters concerning directors and officers, including compensation and management succession. This Committee serves also as the nominating committee for directors and considers recommendations sent by shareholders to the Company that are accompanied by a comprehensive written resume of the proposed nominee's experience and background and a written consent of such person to serve as a director if nominated and elected. It met nine times in 1994. The total number of Board meetings held in 1994 was nine.

PROPOSAL TO ELIMINATE CUMULATIVE VOTING

     The Board of Directors has approved for submission to shareholders an amendment to Article VII of the Articles of Restatement of Charter of the Company (Articles) which would eliminate the requirement of cumulative voting in the election of directors. The Articles currently provide that at the election of directors each holder of shares of stock entitled to vote shall be entitled to as many votes as shall equal the number of shares of such stock held multiplied by the number of directors to be elected, and the stockholder may cast all such votes for a single director or may distribute them among the number of directors to be elected, or any two or more of them as the stockholder may see fit. The Corporations and Associations Article of the Annotated Code of Maryland does not require cumulative voting at elections of directors.


     The Board of Directors believes that the benefits of cumulative voting are much less relevant today than they were when cumulative voting was originally included in the Company's Charter. At that time, minority shareholders had few Federal and state remedies to protect them from overreaching by majority shareholders and therefore had a greater need for board representation. Today, the Board of Directors believes that the disadvantages of cumulative voting outweigh the advantages for large, extensively regulated and widely held companies. Of the 119,677,751 shares of the Company's stock outstanding, no shareholder today owns greater than 5%. Thus, cumulative voting may allow a minority of shareholders to obtain representation on a company's board of directors against the wishes of the majority to further objectives which may be contrary to those of the majority of the shareholders. Furthermore, cumulative voting may enable a minority to elect a director who represents interests intent on a takeover of the Company or similar action on terms not equally beneficial to all shareholders. For a board of directors to work effectively for all of the shareholders, each director should feel a responsibility to the shareholders as a whole and not to any special group of minority shareholders. If the proposed amendment is passed, and cumulative voting is eliminated, the holders of a majority of shares entitled to vote in an election of directors will be able to elect all of the directors being elected at that time and no director will be elected by any special interest group of minority shareholders.


     The Board of Directors recommends the elimination of cumulative voting because it believes that non-cumulative voting is more likely to lead to representation of the shared interests of all shareholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSED ELIMINATION OF CUMULATIVE VOTING.

PROPOSAL TO ELIMINATE PREEMPTIVE RIGHTS

     The Board of Directors has also approved for submission to shareholders an amendment to Article VII of the Articles which would eliminate the limited preemptive rights of shareholders to purchase additional shares of the Company's Common Stock (preemptive rights). Maryland law does not require that a corporation's charter provide for preemptive rights. Also, unless the charter provides otherwise, Maryland law prohibits preemptive rights in many circumstances.


     The Articles provide that shares of Common Stock, and any securities convertible into Common Stock, may be issued, without first being offered to shareholders, (a) if sold for money either in a public offering or to or through underwriters or investment bankers who agree to make a public offering thereof; or (b) in payment for property. Under other circumstances, shareholders are granted preemptive rights. Preemptive rights originated at a time when corporations were generally small, had relatively few shares of stock outstanding, and those shares were not widely traded. As a result, there was little opportunity to purchase additional shares at a reasonable price except when a corporation had a new issue and, therefore, these rights were needed to preserve a shareholder's proportionate interest in voting rights in the corporation. The Board of Directors believes that preemptive rights have little significance today. Allegheny Power System, Inc. has 119,677,751 shares outstanding and listed for trading on the New York, Chicago and Pacific stock exchanges, and it is extremely unusual that shares of its stock do not trade each and every trading day. Shareholders may purchase additional shares on any trading day at competitively based costs. Furthermore, pursuant to the Company's Dividend Reinvestment and Stock Purchase Plan, and the optional cash payment provision provided therein, shareholders may increase their ownership of the Company's common stock at relatively minor cost. While that Plan could be amended or terminated, it has been in effect for over 17 years. As a result, shareholders have continuous opportunities to preserve their proportionate interest and voting rights in the Company by acquiring additional shares of common stock.

     The Board of Directors believes that elimination of preemptive rights will give the Board of Directors greater flexibility in carrying out and reducing the cost of financings, including the sale of new shares of Common Stock, or senior securities convertible into Common Stock, through private placements because the Company would no longer be required to first offer shares to existing shareholders. Under certain conditions, such private forms of financing will enable the Company to fund its capital requirements at a savings in time, expense and overall costs when compared with other forms of financing. The Board of Directors believes that the advantages to the Company of elimination of preemptive rights derived from having such private forms of financing available outweigh any remaining benefits of preemptive rights to shareholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSED ELIMINATION OF PREEMPTIVE RIGHTS.

APPOINTMENT OF INDEPENDENT ACCOUNTANTS


     Upon the recommendation of the Audit Committee, the Board of Directors has appointed Price Waterhouse LLP as independent accountants for the Company to audit its consolidated financial statements for 1994 and to perform other audit related services. Such services include: review of the Company's quarterly interim financial information; review of periodic reports and registration statements filed by the Company with the Securities and Exchange Commission; issuance of special purpose reports covering such matters as employee benefit plans and submissions to various governmental agencies; and consultation in connection with various accounting and financial reporting matters. Price Waterhouse also performs non-audit services for the Company. Fees for the 1994 audit and fees for audit services paid during the year aggregated $774,125, and fees for non-audit services were $33,260. The Board has directed that the appointment of Price Waterhouse be submitted to the stockholders for approval. If the stockholders should not approve, the Audit Committee and the Board would reconsider the appointment. Representatives of Price Waterhouse will be present at the annual meeting to make a statement if they wish and to answer questions.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE APPOINTMENT OF PRICE WATERHOUSE LLP AS INDEPENDENT ACCOUNTANTS AND WILL SO VOTE PROXIES RECEIVED THAT DO NOT OTHERWISE SPECIFY.

                       MANAGEMENT REVIEW COMMITTEE REPORT

GENERAL

     The compensation program for executive officers of the Company and its subsidiaries is directed by the Management Review Committee of the Company's Board of Directors. The Committee recommends the annual compensation program for each year to the Board of Directors of the Company and of each subsidiary for its approval.

     The executive compensation program is intended to meet three objectives:

     - Create a strong link between executive compensation and total return to stockholders, reliable and economical service to customers which assures customer satisfaction, environmental stewardship, and System financial stability, integrity, and overall performance.

     - Offer compensation opportunities that are competitive with the median level of opportunity in the marketplace, at expected levels of performance.

     - Ensure internal compensation equity -- maintaining a reasonable relationship between compensation and the duties and responsibilities of each executive position.

EXECUTIVE COMPENSATION PROGRAM


     The Company's executive compensation program has three components: salary, short-term and long-term incentive awards.


     The Company's executive compensation is both market- and performance-based. The Committee believes that it is necessary to use both market- and performance-based compensation to meet the challenges of intensifying competitive, economic and regulatory pressures.

     To ensure that the System's salary structure and total compensation continue to be competitive, they are compared each year through an annual compensation survey with those of comparable electric utilities -- over 30 companies in recent years. The survey companies are either similar in type and size to Allegheny, contiguous to its geographic territory, or have a similar fuel mix.

     In 1994, over 80% of these survey companies are included in the Dow Jones Electric Index to which the Company's performance is compared on page 11 of this proxy statement. This comparison, conducted by a national compensation consulting firm, involves matching System positions, including the Chairman and Chief Executive Officer (CEO), with those in the survey companies that have comparable duties and responsibilities. For 1994, the survey indicated that the System's executive salary structure was slightly below the median. As in prior years, this survey data became the basis for the consulting firm's recommendations as to salary structure position placement and total compensation, and 1994 base salary ranges for each position in line with the survey average for comparable positions.

     Base salary:

     The base salaries of all executive officers, including the CEO, are reviewed annually by the Committee, which makes recommendations to the Boards of Directors. In recommending base salary levels, the Committee gives most weight to the performance of each executive. The Committee receives a report from the CEO including (a) the performance rating of each executive (other than himself) based on that executive's position-specific responsibilities and performance evaluation by his or her supervisor and (b) a specific salary recommendation for each. In determining its recommendations to the Boards, the Committee also takes into consideration operating performance, including such factors as safety, efficiency, and customer satisfaction, and financial results, including such things as total returns, earnings per share, quality of earnings, dividends paid and dividend payout ratio.

     Annual Performance Incentive Plan:


     The Allegheny Power System Annual Performance Incentive Plan (the Incentive
Plan) is designed to supplement base salaries and provide cash incentive compensation opportunities to motivate and reward individual performance relative to overall System performance of, as well as to attract and retain, a senior group of managers of Allegheny Power System, including executive officers selected by the Management Review Committee. The Incentive Plan provides for establishment of individual incentive awards based on meeting specific predetermined performance targets. The performance targets are based on net income available to common shareholders, achieved shareholder return, and overall corporate financial results (changes in earnings per share, quality of earnings, dividends paid per share and dividend payout ratio) as well as System operating results, quality and cost of service to customers and System performance. In addition, personal performance goals as to operating factors such as efficiency and safety are set on a position-specific basis for participants.


     Specific operating, management, or financial areas to be emphasized, as well as performance targets, are determined each year by the Committee with the recommendations of the CEO. If the performance targets are not met, no awards are paid. The target awards under the Plan are a percent of base compensation determined by the Committee, and participants may earn up to 1 1/4 times the target award. For the CEO and other named officers for the 1994 Plan the targets were 25% and 20% of 1994 base compensation, respectively. Targets for other participants were 20% or less. Incentive Plan awards earned are paid in the year after the year for which they are earned. Awards earned for performance in 1992, 1993 and 1994 are set forth in the

Summary Compensation Table for those years under the column "Incentive Award" for the individuals named therein.

     Performance Share Plan:


     The Allegheny Power System Performance Share Plan (the Performance Plan), as approved by the stockholders at the May 1994 annual meeting, is designed as an aid in attracting and retaining individuals of outstanding ability and in rewarding them for the continued profitable management of, and continued provision of economical and reliable service to customers by, the Company and its subsidiaries. Nine executive officers of the Company were selected by the Management Review Committee to participate in Cycle I of the Performance Plan. The Performance Plan provides for the establishment of corporate incentive awards based on meeting specific stockholder and customer performance rankings (total stockholder return ranking in the Dow Jones Electric Utility Index and cost of customer service versus nine other utilities).



     The first cycle of the Performance Plan is based on three years, the first being the period 1994-1996. The target awards under the Plan for Messrs. Bergman, Noia, Garnett, Skrgic, and Pifer, are a flat dollar amount ranging from $55,000 to $170,000 for the CEO. Targets for the other four participants are less. Awards will be determined in 1997 after the completion of the first cycle and determination of the actual stockholder and customer rankings. The actual awards will be paid in Company stock and can range from 0% to 200% of target. The second cycle became effective January 1, 1995 and will be for the period 1995-1997.

                            ------------------------

     For the CEO, the Management Review Committee develops salary and incentive award recommendations for the Board's consideration. The base salary recommendation was based upon the Committee's evaluation of the CEO's performance of his responsibilities in the context of the Company's overall performance, including the factors described in the next sentence and the quality and cost of service rendered to its customers. The incentive award recommendation was based on 1994 corporate results, including changes in earnings per share, quality of earnings, dividends paid per share, and dividend payout ratio; total shareholder return, as well as the relative ranking of such return versus that of other electric utilities; overall quality and cost of service rendered to customers; and System operating performance. Mr. Bergman's 1994 total compensation reflected the Committee's evaluation of his performance and the described 1994 overall results.

     The executive compensation program, which is annually reviewed by the Committee and the Board, is intended to reward the individual performance of each executive relative to the overall performance of the Company, the service provided to customers, and its cost. The program is further intended to provide competitive compensation to help the Company attract, motivate, and retain the executives needed to ensure continued stockholder return and reliable and economical electric service to customers.


     Section 162(m) of the Internal Revenue Code generally limits to $1 million the corporate deduction for compensation paid to executive officers named in the proxy statement, unless certain requirements are met. This Committee has carefully considered the effect of this tax code provision on the current executive compensation program. At this time, Allegheny's deduction for officer compensation is not limited by the provisions of Section 162(m). The Committee intends to take such actions with respect to the executive compensation program, if necessary, to preserve the corporate tax deduction for executive compensation paid.


     No current member of the Management Review Committee is or ever was an employee of the Company or any of its subsidiaries.

                                          Frank A. Metz, Jr., Chairman

                                                Eleanor Baum

                                                Steven H. Rice

EXECUTIVE COMPENSATION


     During 1994, and for 1993 and 1992, the annual compensation paid by the Company and its operating subsidiaries directly or indirectly for services in all capacities to such companies to their Chief Executive Officer and each of the five most highly paid executive officers of the Company and its subsidiaries whose cash compensation exceeded $100,000 was as follows:


                          ANNUAL COMPENSATION
     --------------------------------------------------------------       INCENTIVE        ALL OTHER
      NAME AND CAPACITIES IN WHICH SERVED        YEAR       SALARY        AWARD(A)     COMPENSATION(B)(C)
      -----------------------------------        ----     -----------     --------     ------------------
     KLAUS BERGMAN
       Chairman of the Board, and Chief          1994     $   485,000     $120,000          $ 91,458
       Executive Officer of the Company and      1993         460,000       90,000            46,889
       of the Company's principal                1992         445,000       80,000            13,529
       subsidiaries.

     ALAN J. NOIA
       President, Chief Operating Officer and    1994     $   236,336     $ 57,000          $ 47,867
       Director of the Company and               1993         212,500       37,000            20,107
       Allegheny Power Service Corporation.      1992         200,000       38,000             7,975
       Director of the Company's other
       principal subsidiaries.

     STANLEY I. GARNETT, II
       Senior Vice President, Finance of the     1994     $   219,336     $ 47,000          $ 70,213
       Company and Allegheny Power Service       1993         206,000       40,000            24,006
       Corporation. Vice President and           1992         195,600       35,000             7,939
       Director of the Company's other
       principal subsidiaries.

     PETER J. SKRGIC
       Senior Vice President of the Company      1994     $   213,336     $ 50,000          $ 57,253
       and Allegheny Power Service               1993         200,000(d)    38,000            18,678
       Corporation. Vice President and           1992         190,000(d)    31,000             8,325
       Director of the Company's other
       principal subsidiaries.

     BENJAMIN H. HAYES
       President and Director of Monongahela     1994     $   197,500     $ 58,000          $ 92,798(e)
       Power Company. (Retired January 1,        1993         190,000       35,000            19,668
       1995.)                                    1992         180,000       30,000            11,114

     JAY S. PIFER
       Senior Vice President of Allegheny        1994     $   189,996     $ 39,000          $ 50,630
       Power Service Corporation. President      1993         175,500       25,000            18,093
       and Director of the Company's             1992         156,495       28,000             9,870
       operating subsidiaries.

(a) Incentive awards are based upon performance in the year in which the figure appears but are paid in the first or second quarter of the following year. The incentive award plan will be continued for 1995.

(b) The figures in this column include the present value of the executives' cash value at retirement attributable to the current year's premium payment for both the Executive Life Insurance and Secured Benefit Plans (based upon the premium, future valued to retirement, using the policy internal rate of return minus the corporation's premium payment), as well as the premium paid for the basic group life insurance program plan and the contribution for the Employee Stock Ownership and Savings Plan (ESOSP) established as a non-contributory stock ownership plan for all eligible employees effective January 1, 1976, and amended in 1984 to include a savings program.

     Effective January 1, 1992, the basic group life insurance provided employees was reduced from two times salary during employment, which reduced to one times salary after five years in retirement, to a new plan which provides one times salary until retirement and $25,000 thereafter. Executive officers and other senior managers remain under the prior plan. In order to pay for this insurance for these executives, during 1992, insurance was purchased on the lives of each of them. Effective January 1, 1993, the Company started to provide funds to pay for the future benefits due under the supplemental retirement plan (Secured Benefit Plan). To do this, the Company purchased, during 1993, life insurance on the lives of the covered executives. The premium costs of both policies plus a factor for the use of the money are returned to the Company at the earlier of (a) death of the insured or (b) the later of age 65 or 10 years from the date of the policy's inception. Under the ESOSP for 1994, all eligible employees may elect to have from 2% to 7% of their compensation contributed to the Plan as pre-tax contributions and an additional 1% to 6% as post-tax contributions. Employees direct the investment of these contributions into one or more of seven available funds. Fifty percent of the pre-tax contributions up to 6% of compensation are matched with common stock of Allegheny Power System, Inc. Effective January 1, 1994 the maximum amount of any employee's compensation that may be used in these computations is $150,000. Employees' interests in the ESOSP vest immediately. Their pre-tax contributions may be withdrawn only upon meeting certain financial hardship requirements or upon termination of employment. For 1994, the figure shown includes amounts representing (a) the aggregate of life insurance premiums and dollar value of the benefit to the executive officer of the remainder of the premium paid on the Group Life Insurance program, the Executive Life Insurance, and Secured Benefit Plans, and (b) ESOSP contributions respectively, as follows: Mr. Bergman $86,958 and $4,500, Mr. Noia $43,367 and $4,500; Mr. Garnett $66,253 and $3,960; Mr. Skrgic $52,753 and $4,500;
     Mr. Hayes $47,798 and $4,500; and Mr. Pifer $46,130 and $4,500,
     respectively.


(c) In 1994, the Boards of Directors of the Company and its operating subsidiaries implemented a Performance Share Plan for senior officers which was approved by the shareholders of the Company at the annual meeting in May 1994. The first plan cycle began on January 1, 1994 and will end on December 31, 1996. After completion of that cycle, performance share awards or cash may be granted if a participant has met his or her performance criteria. Since the plan cycle will not be complete until 1997, no awards have been granted and the amount which any named executive officer will receive has not yet been determined. The second cycle became effective January 1, 1995 and will be for the period 1995-1997.

(d)  Salary includes a $15,000 housing allowance in 1992 and 1993.

(e) This amount includes $40,500, representing accrued vacation for which he was paid.
                            ------------------------

     In February 1995, the Company entered into employment contracts with certain of the named executive officers (Agreements). Each Agreement sets forth
(i) the severance benefits that will be provided to the employee in the event the employee is terminated subsequent to a Change in Control of the Company (as defined in the Agreements) and (ii) the employee's obligation to continue his employment after the occurrence of certain circumstances that could lead to a Change in Control. The Agreements provide generally that unless employment is terminated by the Company for Cause, Disability or Retirement or by the employee for Good Reason (each as defined in the Agreements), severance benefits will consist of a cash payment equal to 2.99 times the employee's annualized compensation together with the Company maintaining existing benefits for the employee and the employee's dependents for a period of three years. Each Agreement initially expires on December 31, 1997 but will be automatically extended for one year periods thereafter unless either the Company or the employee gives notice otherwise. Notwithstanding the delivery of such notice, the Agreements will continue in effect for twenty-four months after a Change in Control.

RETIREMENT PLAN

     The Company maintains a Retirement Plan covering substantially all employees. The Retirement Plan is a noncontributory, trusteed pension plan designed to meet the requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the Code). Each covered employee is eligible for retirement at normal retirement date (age 65), with early retirement permitted. In addition, executive officers and other senior managers participate in a supplemental executive retirement plan (Secured Benefit Plan).


     Pursuant to the Secured Benefit Plan senior executives of Allegheny Power System companies who retire at 60 or over with 40 or more years of service are entitled to a supplemental retirement benefit in an amount that, together with the benefits under the basic plan and from other employment, will equal 60% of the executive's highest average monthly earnings for any 36 consecutive months. The supplemental benefit is reduced for less than 40 years service and for retirement age from 60 to 55. It is included in the amounts shown where applicable. To provide funds to pay such benefits, beginning January 1, 1993 the Company purchased insurance on the lives of the participants in the Secured Benefit Plan. If the assumptions made as to mortality experience, policy dividends, and other factors are realized, the Company will recover all premium payments, plus a factor for the use of the Company's money. The portion of the premiums for this insurance required to be deemed "compensation" by the Securities and Exchange Commission is included in the "All Other Compensation" column on page 8 of this proxy statement. All executive officers are participants in the Secured Benefit Plan. It also provides for use of Average Compensation in excess of Code maximums.


     The following table shows estimated maximum annual benefits payable following retirement (assuming payments on a normal life annuity basis and not including any survivor benefit) to an employee in specified remuneration and years of credited service classifications. These amounts are based on an estimated Average Compensation (defined as average total earnings, excluding incentive awards, during the highest-paid 36 consecutive calendar months or, if smaller, the member's highest rate of pay as of any July 1st"), retirement at 65 and without consideration of any effect of various options which may be elected prior to retirement. The benefits listed in the Pension Plan Table are not subject to any deduction for Social Security or any other offset amounts.

                               PENSION PLAN TABLE

                                                       YEARS OF CREDITED SERVICE
             AVERAGE                ---------------------------------------------------------------
         COMPENSATION(A)            15 YEARS   20 YEARS   25 YEARS   30 YEARS   35 YEARS   40 YEARS
- - ----------------------------------  --------   --------   --------   --------   --------   --------
  $200,000........................ $ 60,000   $ 80,000    $100,000   $110,000   $115,000   $120,000
   250,000........................   75,000    100,000     125,000    137,500    143,750    150,000
   300,000........................   90,000    120,000     150,000    165,000    172,500    180,000
   350,000........................  105,000    140,000     175,000    192,500    201,250    210,000
   400,000........................  120,000    160,000     200,000    220,000    230,000    240,000
   450,000........................  135,000    180,000     225,000    247,500    258,750    270,000
   500,000........................  150,000    200,000     250,000    275,000    287,500    300,000
   550,000........................  165,000    220,000     275,000    302,500    316,250    330,000
   600,000........................  180,000    240,000     300,000    330,000    345,000    360,000

- - ---------------

(a) The earnings of Messrs. Bergman, Noia, Garnett, Skrgic and Pifer covered by the plan correspond substantially to such amounts shown for them in the summary compensation table. As of December 31, 1994, they had accrued 23, 25, 13, 30 and 30 years of credited service, respectively, under the Retirement Plan. Mr. Hayes retired January 1, 1995 and receives an annual pension benefit of $102,500.

PERFORMANCE GRAPH

     The graph set forth below compares the Company's cumulative total shareholder return on its Common Stock with the Dow Jones Electric Utility Index and the Standard & Poor's Midcap 400 Index at each December 31 during the period beginning December 31, 1989 and ending December 31, 1994, and assumes the investment of $100 in each on December 31, 1989 and the reinvestment of all dividends.

             COMPARISON OF ALLEGHENY POWER SYSTEM, INC.'S 5-YEAR CUMULATIVE TOTAL RETURN VS. DOW JONES ELECTRIC UTILITY INDEX AND S&P MIDCAP 400

      MEASUREMENT PERIOD           ALLEGHENY       DOW JONES      S&P MIDCAP
    (FISCAL YEAR COVERED)            POWER         ELECTRIC           400
1989                                  100             100             100
1990                                   96             102              95
1991                                  125             132             142
1992                                  144             141             159
1993                                  170             158             181
1994                                  150             138             175

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The table below shows the number of shares of Common Stock that are beneficially owned, directly or indirectly, by each named director and each named executive officer of the Company and its subsidiaries, and by all directors and executive officers of the Company and its subsidiaries as a group as of March 1, 1995. To the best of the knowledge of the Company, there is no person who is a beneficial owner of more than 5% of the outstanding shares of Common Stock.

                                                        SHARES OF
                                                        APS, INC.           PERCENT
          NAME                                         COMMON STOCK        OF CLASS
                                                       ------------     ---------------
          Eleanor Baum.............................         2,000       Less than .01%
          William L. Bennett.......................         2,453              "
          Klaus Bergman............................        10,463              "
          Stanley I. Garnett, II...................         4,390              "
          Benjamin H. Hayes........................         5,697              "
          Wendell F. Holland.......................           140              "
          Phillip E. Lint..........................           600              "
          Edward H. Malone.........................         1,468              "
          Frank A. Metz, Jr........................         1,936              "
          Alan J. Noia.............................        11,202              "
          Jay S. Pifer.............................         7,856              "
          Steven H. Rice...........................         2,148              "
          Gunnar E. Sarsten........................         5,000              "
          Peter L. Shea............................         1,500              "
          Peter J. Skrgic..........................         5,633              "
          All directors and executive officers of
            the Company and its subsidiaries as a
            group (31 persons).....................       128,582        Less than .11%

     Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's officers and directors to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. No director or officer failed to file such reports on a timely basis.

OTHER MATTERS

     The Board of Directors is not aware of any other matters which may come before the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the proxy to vote the proxy thereon in accordance with their judgment.

     The Company will bear the cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by officers, directors, and regular employees of the Company and its subsidiaries personally, by telephone, or telegraph, and the Company may reimburse persons holding stock in their names or in the names of their nominees for their expenses in sending soliciting material to their principals. Although there are no plans to do so, the Company may also obtain the services of additional persons in soliciting proxies. The cost of any such additional solicitation, if undertaken, is not expected to exceed $40,000.

     It is important that proxies be returned promptly. Stockholders are, therefore, urged to mark, date, sign, and return the proxy immediately. No postage need be affixed if mailed in the enclosed envelope in the United States.

DEADLINE FOR SHAREHOLDER PROPOSALS

     The date by which shareholder proposals must be received by the Company for inclusion in the proxy materials relating to the next annual meeting is December 8, 1995.

PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY IMMEDIATELY. NO POSTAGE IS NECESSARY IF MAILED IN THE ENCLOSED ENVELOPE IN THE UNITED STATES. IF YOU ATTEND THE MEETING, WE SHALL BE GLAD TO RETURN IT TO YOU, SO THAT YOU MAY VOTE IN PERSON.

PROXY

                     [LOGO ALLEGHENY POWER SYSTEM, INC.]

                              12 East 49th Street
                              New York, N.Y. 10017
                       PROXY FOR USE AT ANNUAL MEETING
                               OF STOCKHOLDERS
                SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder hereby appoints Klaus Bergman, Stanley I. Garnett, II, and Eileen M. Beck, and each of them, Proxies, with full power of substitution, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Stockholders of Allegheny Power System, Inc. to be held on the 3rd Floor of 270 Park Avenue, between 47th and 48th Streets, New York, New York, on May 11, 1995, at 10:30 a.m., New York time, and at any adjournments thereof, with all the powers the undersigned would possess if personally present, as hereinafter specified by the undersigned on the proposals listed on the reverse side hereof and in their discretion on such matters as may properly come before the meeting.

     WHEN PROPERLY EXECUTED AND RETURNED, THIS PROXY WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED STOCKHOLDER. IF NO VOTING SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1 AND "FOR" ITEMS 2, 3, AND 4.


Date                                             , 1995
     -------------------------------------------


- - -------------------------------------------------------
                     Signature


- - -------------------------------------------------------
                     Signature


(Please sign your name(s) exactly as shown to the left).


               THIS PROXY IS CONTINUED ON THE REVERSE SIDE






                                        12 East 49th Street                  PROXY
[LOGO ALLEGHENY POWER SYSTEM, INC.]     New York, N.Y. 10017                 PLEASE MARK YOUR CHOICE LIKE
                                                                              THIS /X/ IN BLUE OR BLACK INK.
     ---------------------------        --------------------        -------------------------------
             Account Number             Shares in  Your Name        Shares in Dividend Reinvestment




THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" IN ITEM 1.

Item 1--Election of the following nominees as Directors: Eleanor Baum, William L. Bennett, Klaus Bergman, Wendell F. Holland, Phillip E.
        Lint, Edward H. Malone,  Frank A. Metz, Jr., Alan J. Noia,  Steven H.
        Rice, Gunnar E. Sarsten and Peter L. Shea.

        / / FOR all       / / WITHHOLD for    To Withhold authority to vote for any nominee,
            nominees          all nominees    write the name on the line below.

                                              ---------------------------------------------------



THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 2, 3 AND 4.

                                                       FOR    AGAINST    ABSTAIN

Item 2--Proposal to eliminate cumulative voting.       / /      / /        / /

Item 3--Proposal to eliminate preemptive rights.       / /      / /        / /

Item 4--Approval of appointment of Price Waterhouse    / /      / /        / /
        as independent accountants.